Exhibit F


                        September 16, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Entergy Corporation
     File No. 70-9123

Ladies and Gentlemen:

I am Senior Counsel for Entergy Services, Inc., and in my capacity as such I am familiar with the transactions proposed by Entergy Corporation ("Entergy") and described in Post-Effective Amendment No. 7 to the Application-Declaration on Form U-1, as amended (the "Application"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act") in the above-referenced File. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Application.

In connection with this opinion, I have examined, among other things, the Application and such other documents, certificates and corporate records, and such other matters of law, as I have deemed necessary to form the basis of this opinion.

The opinions expressed below are subject to the following assumptions and conditions:

 (a) The transactions proposed in the Application (the "Proposed Transactions") shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors (or other equivalent governing body) of Entergy and/or the applicable Non-utility Company.

 (b) The Commission shall have entered an appropriate supplemental order or orders with respect to the Proposed Transactions granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

 (c) The Proposed Transactions shall have been consummated in accordance with the Application and the supplemental order or orders of the Commission issued with respect thereto.

Based upon the foregoing, it is my opinion that:

  1. All state laws applicable to the participation of Entergy and the Non-utility Companies in the Proposed Transactions will have been complied with.

  2. The Guarantees will be valid and binding obligations of Entergy or the Non-utility Company providing such Guarantees in accordance with the terms of such instruments.

  3. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Entergy, the Non-utility Companies or any associate company thereof.

I am a member of the New Jersey bar and the Louisiana bar and do not hold myself out as an expert on the laws of any other state.

I hereby consent to the use of this opinion as an exhibit to the Application.


Very truly yours,

/s/ Mark W. Hoffman

Mark W. Hoffman